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                                                                    EXHIBIT 99.1


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of


Directors and Shareholders of
ChoicePoint Inc.


We have audited the financial statements of ChoicePoint, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, and have issued our reports thereon dated March 8, 2005; such reports have previously been filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Our audits also included the financial statement schedule of the Company listed in the accompanying index at Item 15. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Atlanta, Georgia
March 11, 2005